EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-71457) and related Prospectus of Sedona Corporation for the registration of 4,918,211 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 1999, with respect to the consolidated financial statements and schedule of Sedona Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                  /s/ Ernst & Young, LLP
Philadelphia, Pennsylvania
October 13, 1999